Engagement Letter

Please consider this email letter an engagement letter contemplating the Gravity Survey to be performed on the Paymaster Claims in Nevada, USA and that contractual price fo9r delivering this professional survey as described in our April 6, 2010 letter is $2,500.00/line kilometer. All-In, based on 25 line kilometers with 250m gravity station readings for an approximate total of $65,000.00

Please be kind enough to sign in the space below on behalf of Amerilithium, print and scan or fax to me this authorization and agreement to conduct this survey.

Many thanks,

Clive Ashworth CEO             Accepted On Behalf of Amerilithium Corp
GeoXplor Corp
                               /s/Matthew Worrall
                               ------------------------------
                               Matthew Worrall, CEO and President




                            [GeoXplor Corp letterhead]

April 6, 2010

To:  Amerilithium Corp.
Attn: Robert Allendar, VP, Geologist
Matthew Worrall, CEO

Re:  Paymaster Gravity Survey, Clayton Valley Area, Nevada

Gentlemen:

Please find attached the proposed gravity survey line map along with Mr. Hasbrouck's description of the methodology and equipment details for your review.

Mr. Hasbrouck, Geophysicist, is recommending one kilometer line spacing and 250m stations for a total of about 100 gravity stations.

This survey will include all mobilization and demobilizations, equipment, equipment shipping, insurance, station layout, data acquisition, data processing and interpretation, report, room and board, wages, supplies, consumables, 4x4 vehicles, ATV's (3), disbursement charges and administration for an all-in line kilometer figure of $2,600.00/line kilometer based on approximately 25 line kilometres at 250m station readings.

This project to include mob-demob should take approximately 15 days for field completion and another 30 days for the interpretation and final report.

Thank you.

/s/Clive Ashworth
------------------------------------------
Clive Ashworth, CEO

C:John Rud


                               www.geoxplor.com